               FOURTH AMENDMENT TO LEASE               EXHIBIT 10.20

This Fourth Amendment to Lease (this "Amendment") is made by and between VICAL Incorporated, a Delaware Corporation ("Tenant"), and Nippon Landic (U.S.A.), Inc., a Delaware Corporation ("Landlord"), with reference to that certain lease (the "Lease") dated December 4, 1987 between Tenant and Landlord with respect to the premises (the "Premises") described therein. The Lease is hereby amended as follows:

1.   PARAGRAPH 2.1.4.  Paragraph 2.1.4 of the Lease shall be amended to add:

     "Basic Annual Rent: Effective December 1, 1999, Basic Annual Rent shall be $447,976.92.

2.   PARAGRAPH 2.1.5.  Paragraph 2.1.5 of the Lease shall be amended to add:

     "Monthly Rental Installments: Effective December 1, 1999, Monthly Rental Installments of Basic Annual Rent shall be $37,331.41.

3.   PARAGRAPH 2.1.7.  Paragraph 2.1.7 of the Lease shall be amended to read:

     "Term Expiration Date:  December 1, 2004."

4.   PARAGRAPH 6.1.  Paragraph 6.1 of the Lease shall be amended to include:

     "The first such Rental Adjustment of the Lease, as amended by the Fourth Amendment to Lease, shall become effective December 1, 2000."

5. PARAGRAPH 5 OF THIRD AMENDMENT. Paragraph 5 of that certain Third Amendment to Lease, effective January 1, 1995, by and between Landlord and Tenant is hereby deleted.

6.   NEW PROVISIONS.  The following new provisions are hereby added to the
     Lease:

     (a) TENANT IMPROVEMENTS. In connection with the amendment of the Lease contemplated by this Amendment, Tenant shall receive a tenant improvement allowance (the "Allowance") from Landlord in an amount equal to One Hundred Forty-Nine Thousand Five Hundred Ten Dollars ($149,510.00) to be used for tenant improvements to the Premises (the "Allowance Improvements"). The Allowance shall be available to Tenant following the full execution of this Amendment and shall be disbursed by Landlord to Tenant to timely pay costs of construction in connection with the Allowance Improvements upon completion of a particular improvement, contractor lien release, if applicable. The Allowance Improvements shall be mutually agreed upon by Landlord and Tenant prior to commencement of construction, with Landlord's approval not to be unreasonably withheld or delayed, and shall include, by way of illustration only, improvements to the HVAC system for the building (the "Building") in which the Premises are located, including cooling tower improvements, air compressor improvements and boiler improvements; interior space improvements to the Premises, including carpeting replacement, painting of the Premises, and replacement and repair of countertops, flooring, and doors; a kitchen remodel; conference room built-ins; and related improvements. The foregoing description is intended as a general description only and shall be finalized by agreement of the parties. Tenant shall be responsible for construction of the Allowance Improvements, all of which shall be completed in a good, workmanlike and lien-free manner, pursuant to a schedule reasonably approved by the parties. The Allowance Improvements shall not include, and the Allowance shall not be allocated for payment of, improvements to any common areas of the Building. The Allowance shall be available for all reasonable costs related to construction and completion of the Allowance Improvements, including, without limitation, design and architectural fees, permits and licenses and all other related hard and soft costs of such construction. The parties shall also reasonably agree upon Tenant's contractor for such work and a method of timely disbursements to pay all costs incurred in connection therewith.

7. OPTION TO RENEW. Landlord grants to Tenant the right to renew the terms of this Lease for one five (5) year period under the same terms and conditions existing in the Original Lease and/or as amended, except that Basic Annual Rent shall be adjusted at the beginning of such renewal term to (90%) of the then prevailing market rent for similar space in the same general geographic area. The adjusted Basic Annual Rent shall be determined by agreement of the parties, or in absence thereof, by a real estate appraiser with at least five (5) years commercial appraisal experience in the City of San Diego approved by mutual agreement of the parties, or, in the absence thereof, by the American Arbitration Association. In no event, however, shall the adjusted Basic Annual Rent be less than the Basic Annual Rent payable during the last year of the term as extended by this Amendment. Tenant shall exercise such right to renew this Lease by written notice to Landlord no later than six (6) months prior to the end of the term of the lease as extended by this Amendment. There shall be no further right to renew the term of the lease beyond said one renewal period.

8. BROKERS: CB Richard Ellis, Inc. represents both Landlord and Tenant in connection with this Amendment and Landlord and Tenant agree to such dual representation. In conjunction with this Amendment, CB Richard Ellis, Inc., shall be paid a leasing commission by Landlord equal to two and one-half percent (2.5%) of the total nominal lease value (inclusive of minimum increases) over the five (5)-year Lease extension evidenced by this Amendment. Such commission shall be due and payable in its entirety upon invoicing.

9. MISCELLANEOUS. The Lease shall remain in full force and effect, unmodified except as set forth in this Amendment. This Amendment may be executed in multiple counterparts and shall be binding upon the parties following full execution hereof.

     IN WITNESS WHEREOF, this Fourth Amendment to Lease is executed as of the date first set forth above by the undersigned parties hereto.

LANDLORD:                               TENANT:
NIPPON LANDIC (U.S.A.), INC.,           VICAL INCORPORATED,
A Delaware Corporation                  a Delaware Corporation


By:  /s/MITSUHIKO HASHIMOTO             By:  /s/MARTHA J. DEMSKI
     ----------------------                  -------------------
     Mitsuhiko Hashimoto                     Martha J. Demski
     General Manager                         Vice President
                                             Chief Financial Officer

Date:  June 2, 1999                     Date:  May 28, 1999